CONFIDENTIAL TREATMENT REQUESTED: Certain
portions of this document have been omitted pursuant
to a request for confidential treatment and, where
applicable, have been marked with an asterisk
(“[******]”) to denote where omissions have been
made. The confidential material has been filed
separately with the Securities and Exchange
Commission.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated this 20th day of March, 2008 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Stephen P. Joyce (“Employee”), sets forth the terms and conditions governing the employment relationship between Employee and Employer.

1.    Employment. During the first six (6) months of the Term, as hereinafter defined, Employer hereby employs Employee as President and Chief Operating Officer (“COO”), and thereafter during the remainder of the Term as President and Chief Executive Officer (“CEO”). Employee hereby accepts such employment upon the terms and conditions hereinafter set forth and agrees to faithfully and to the best of his ability perform such duties as may be from time to time assigned by Employer’s CEO or Employer’s Board of Directors (the “Board of Directors”) (while he is COO) and by the Board of Directors (while he is CEO), such duties to be rendered at the principal office of Employer, subject to reasonable travel. Employer shall assign to Employee only those duties consistent with his position as President and COO or President and CEO, as applicable. Employee, in his position as President and COO, shall report directly to Employer’s CEO and the Board of Directors and all senior executives of Employer shall report either directly to Employee or indirectly through other senior executives. Employee, in his position as President and CEO, shall report directly to the Board of Directors and all senior executives of Employer shall continue to report either directly to Employee or indirectly through other senior executives. Employee also agrees to perform his duties in accordance with policies established by the Board of Directors, which may be changed from time to time. During the Term, Employee shall be nominated by the Board of Directors for election to the Board of Directors as a Class III director.

2.    Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the “Term”) shall begin on May 1, 2008 (the “Effective Date”) and shall terminate five (5) years thereafter (the “Termination Date”).

3.    Compensation. For all services rendered by Employee under this Agreement during the Term, Employer shall pay Employee the following compensation:

(a)    Salary. A base salary at the rate of Six Hundred Seventy-Five Thousand Dollars ($675,000) per annum while he is employed as COO, which will be increased to Seven Hundred Seventy-Five Thousand Dollars ($775,000) per annum when he becomes CEO. The base salary will be payable in equal bi-weekly installments, less required and authorized deductions and withholdings. Such salary shall be reviewed by the Compensation Committee of the Board of Directors on the next annual review of officers and each annual review thereafter and may be increased at the discretion of Employer. If the base salary is increased it shall not thereafter be decreased during the Term.

(b)    Incentive Bonus. Beginning in fiscal year 2008 and continuing through the Term, Employee shall have the opportunity to earn a target bonus of One Hundred Percent (100%) per annum of the base salary set forth in subparagraph 3(a) above in Employer’s bonus plans as adopted from time to time by the Board of Directors. The fiscal year 2008 bonus will not be pro-rated and will be paid if earned as if Employee was employed by Employer the entire year. If earned, the bonus will be paid no later than March 15 of the year following the year in which the bonus was earned.

(c)    Initial Awards of Performance-Based Restricted Stock and Stock Options. On the Effective Date, Employer shall issue to Employee: (i) such number of restricted shares of Choice Hotels’ common stock (“Common Stock”) that have a fair market value on the Effective Date in the amount of One Million Three Hundred Thirty-Eight Thousand Dollars ($1,338,000), vesting of which shall occur in four (4) equal annual installments beginning one (1) year from the Effective Date; (ii) such number of options to purchase Common Stock that have a Black-Scholes valuation on the Effective Date equal to Two Million Five Hundred Thirteen Thousand Dollars ($2,513,000), which options shall have an option exercise price at least equal to the current fair market value on the Effective Date of the underlying stock to which such options relate and shall vest in four (4) equal annual installments beginning one (1) year from the Effective Date; and (iii) such number of restricted shares of Common Stock that have a fair market value on the Effective Date in the amount of Two Million Dollars ($2,000,000), vesting of which shall occur five (5) years from the Effective Date, provided (in the case of this clause (iii) only) that there is [*****] (the “Initial PBRS”).

(d)    Automobile. Employer shall provide Employee with an allowance for automobile expenses of One Thousand One Hundred Dollars ($1,100) per month beginning on the Effective Date.

(e)    Club Membership. Employer shall provide Employee with an appropriate corporate membership, including initial and annual fees, at a dining and/or recreational club at the choice of Employee for the purpose of business entertainment.

(f)    Stock Awards and Option Grants. In addition to the awards set forth in Section 3(c) above, Employee shall be eligible to receive annual awards of options to purchase Common Stock and/or performance-based restricted stock (“Annual Awards”) under the Choice Hotels International, Inc. Long Term Incentive Plan (the “LTIP”), or similar plan, in accordance with the policy of the Board of Directors as in effect from time to time. The value of the Annual Awards issued to Employee each year after the Effective Date will be based on a multiple of Employee’s base salary, which multiple shall be determined in the discretion of the Compensation Committee of the Board of Directors, but in no event will the Annual Awards have a value of less than $1,550,000 on the date of grant. The value of stock options will be based on a Black-Scholes valuation. Awards of performance-vested restricted shares will be referred to herein as the “PVRS.”

(g)    SERP and Deferred Compensation Plan. From and after the commencement of Employee’s employment, Employee shall participate in the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Choice Hotels International Executive Deferred Compensation Plan approved September 25, 2002 (the “Deferred Comp Plan”). As applied to Employee, Section 1.11 of the SERP shall be amended by adding the following at the end thereto: “From and after attaining age fifty-five (55), the Participant’s Years of Service shall be deemed to be his actual Years of Service plus ten (10)

years”. For purposes of Section 5.1 of the Deferred Comp Plan, Employee upon attaining age fifty-five (55) shall be deemed to have ten (10) Years of Service.

(h)    Use of Employer’s Aircraft. When Employee becomes CEO, Employee shall, subject to availability, have the right to use Employer’s corporate aircraft for personal use for up to twenty-five (25) flight hours per year during the Term consistent with Employer’s Aircraft Use Policy.

(i)    Reimbursement of Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable (given the position and title of Employee) expenses incurred by Employee in the performance of services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of Employer in accordance with Employer’s policy for Employer’s President and COO or President and CEO, as applicable. Such expenses will be reimbursed by Employer no later than March 15 of the calendar year following the year in which the expenses were incurred.

(j)    Other Benefits. Employee shall, when eligible, be entitled to participate in all other retirement, health, welfare and fringe benefit plans and policies, including Employer’s vacation policy, generally accorded the other most senior executive officers of Employer as are in effect from time to time on the same basis as such other senior executive officers at the participation level associated with Employer’s President and COO or President and CEO, as applicable. Such participation level shall be no less favorable than that generally accorded to the other most senior executive officers of Employer.

(k)    Gross-Up Payments. Employer shall provide additional payments to Employee on a fully grossed up basis to cover applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by Employee with respect to compensation set forth under Sections 3(d), 3(e) and 3(h).

4.    Extent of Services. Employee shall devote his full professional time, attention, and energies to the business of Employer, and shall not, during the Term, be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but the foregoing shall not be construed as preventing Employee from investing his assets in (i) the securities of public companies, or (ii) the securities of private companies or limited partnerships outside the lodging industry, if such holdings are passive investments of one percent (1%) or less of outstanding securities and Employee does not hold positions of officer, employee or general partner in such companies or partnerships. Employee shall be permitted to serve as a director of companies outside of the lodging industry so long as such service does not inhibit his performance of services to Employer. Employee shall not be permitted to serve as a director of any company within the lodging industry unless (i) Employer’s Corporate Compliance officer has determined in advance that there is no conflict of interest and (ii) such service does not inhibit his performance of services to Employer. Employee warrants and represents that he has no contracts with, or obligations to, others which would materially inhibit the performance of his services under this Agreement. Employee may engage in charitable, civic, fraternal, professional and trade association activities that do not materially interfere with Employee’s obligations to Employer.

5.    Disclosure and Use of Confidential Information, Non-Compete.

(a)    Employee recognizes and acknowledges that information about Employer’s and affiliates’ present and prospective clients, customers, franchises, management contracts, acquisitions and personnel, as they may exist from time to time, and to the extent it has not been otherwise disclosed, is a valuable, special and unique asset of Employer’s business (“Confidential Information”). Throughout the Term and after termination or expiration of this Agreement for whatever cause or reason Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information; provided that Employee may disclose any information (i) as may be required by Employee’s duties to Employer and for the benefit of Employer, (ii) as may be required by applicable law, order, regulation or ruling, and (iii) as may be required or appropriate in response to any summons or subpoena in connection with any litigation. Notwithstanding the foregoing, Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Employee; or (ii) is developed by Employee or on his behalf without reliance on information furnished to Employee by Employer or its agents.

(b)    For a period of two (2) years after the expiration or termination of Employee’s employment with Employer, Employee will not, except as required by Employee’s duties for Employer and for the benefit of Employer, or with the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise which is engaged in the mid-market or economy hotel franchising business or any other line of business in which Employer is materially engaged at the time of termination (“Competing Business”) in the United States or Canada; provided, however, the foregoing shall not be construed as preventing Employee from (i) investing his assets in (A) the securities of any Competing Business that is a public company; or (B) the securities of any Competing Business that is a privately held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities; or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that he will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

(c)    During the Term and for a period of two (2) years after its expiration or termination, Employee agrees not to solicit for employment, directly or indirectly, on his behalf or on behalf of any person or entity, other than on behalf of Employer, any person employed by Employer, or its subsidiaries or affiliates during such period, unless Employer consents in writing; provided that Employee shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by Employee and responds to any general public advertisement or (ii) was not an employee of Employer during the three (3) month period prior to commencement of employment discussions between Employee and such employee. Additionally, during such period, Employee agrees not to solicit for business nor to solicit to end their relationship with Employer any person or entity who was a franchisee of Employer (or its subsidiaries) during the Term; provided, however, the foregoing shall not be construed as preventing Employee from soliciting business from any such franchisee that is for a line of business other than any Competing Business.

(d)    Employee acknowledges and agrees that the restrictions contained in this Section 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Employer, that Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Employer should Employee breach any of those provisions. Employee represents and acknowledges that (i) Employee has been advised by Employer to consult Employee’s own legal counsel in respect of this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel. Employee further acknowledges and agrees that a breach of any of the restrictions in this Section 5 cannot be adequately compensated by monetary damages and that Employer shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event that any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6.    Notices. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally to the recipient or, if sent by certified or registered mail or overnight courier service to his residence in the case of Employee, or to its principal office in the case of Employer, return receipt requested. Such notice shall be deemed given when delivered if personally delivered or when actually received if sent certified or registered mail or overnight courier.

7.    Constructive Termination.

(a)    Nothing contained in this Agreement is intended to nor shall be construed to abrogate, limit or affect the powers, rights and privileges of (i) Employee to resign from the positions set forth in Section 1 during the Term pursuant to the terms set forth in this Agreement or (ii) the Board of Directors or Employer’s stockholders to remove Employee from the positions set forth in Section 1, with or without Cause (as defined in Section 10 below), during the Term or to elect someone other than Employee to those positions, as provided by law and the By-Laws of Employer. In the event Employer elects to terminate Employee’s employment without Cause, Employer must provide Employee with fourteen (14) days’ prior written notice.

(b)    If Employee is Constructively Terminated (as defined in Section 7(c) below), it is expressly understood and agreed that Employee’s rights under this Agreement shall in no way be prejudiced except as expressly otherwise provided for herein. Employee shall, at his sole discretion, either (i) assume another position with Employer under a title and terms that are mutually agreed upon by Employer and Employee or (ii) if such Constructive Termination occurs (x) within two (2) years of the Effective Date, be entitled to receive all forms of compensation referred to in Sections 3(a) through 3(g) and Section 3(k) above for three (3) years after the date of such Constructive Termination, payable in installments in accordance with Employer’s payroll cycle, including bonuses (calculated based only on the actual payout of the EPS portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options and restricted shares or (y) more than two (2) years after the Effective Date, be entitled to receive all forms of compensation referred to in Sections 3(a) through 3(g) and Section 3(k) above for the longer of the remainder of the Term or two (2) years, payable in installments in accordance with Employer’s payroll cycle, including bonuses (calculated based only on the actual payout of the EPS portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options and restricted shares. The period of time that Employee receives compensation pursuant to clause (ii)(x) or (ii)(y) above shall be referred to as the “Constructive Termination Severance Period”. Additionally, except for the Initial PBRS, all unvested shares of restricted Common Stock and stock options then held by Employee shall continue to vest as otherwise set forth herein during the applicable Constructive Termination Severance Period. With respect to the Initial PBRS, if the Initial PBRS would otherwise be deemed to have vested pursuant to the terms set forth in Section 3(c)(iii) above, Employee will be entitled to vesting of a fraction of the Initial PBRS, the numerator of which is the amount of time from the Effective Date until the date of Constructive Termination (rounded to the nearest whole number of years) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following any such Constructive Termination, nor will they immediately become vested or exercisable immediately following any such Constructive Termination. If required under section 409A of the Internal Revenue Code (the “Code”), any payments which would otherwise be made to Employee during the first six (6) months following the date of Constructive Termination will be deferred and paid to Employee in a lump sum amount six (6) months following the date of Constructive Termination together with interest at the Applicable Federal Rate (the “AFR”) on such date; provided, however, that any payments or benefits provided under this Section 7(b) that may be considered deferred compensation under section 409A of the Code but that do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Employee’s Constructive Termination under this Agreement. For purposes of this Agreement, “Section 409A Limit” means two (2) multiplied by the lesser of: (i) the annualized compensation paid to Employee during Employer’s taxable year preceding the taxable year of Employee’s Constructive Termination as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such Constructive Termination occurs. Additionally, if Employee is Constructively Terminated then Employer will provide Employee and his family health insurance coverage, through COBRA reimbursement, until the earlier of eighteen (18) months following such Constructive Termination or the date that Employee starts other full-time employment. From and after the date of Constructive Termination, Employee shall have no further obligation to provide any services to Employer under this Agreement, and shall not be required to mitigate damages but nevertheless shall be entitled in his sole discretion to pursue other employment. Employer agrees that, if Employee’s employment is terminated during the Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Employer. Further, the amount of any payment provided hereunder shall not be reduced by any compensation otherwise earned by Employee.

(c)    For purposes of this Agreement, “Constructively Terminated” shall mean, and “Constructive Termination” shall mean termination of employment with Employer of Employee after the occurrence of, (i) Employer’s removal or termination of Employee other than in accordance with Section 10, (ii) failure of Employer to place Employee’s name in nomination for election or re-election to the Board of Directors, (iii) assignment of duties by Employer inconsistent with Section 1, (iv) a decrease in Employee’s compensation or benefits, (v) a change in Employee’s title or the line of reporting set forth in Section 1, (vi) a significant reduction in the scope of Employee’s authority, position, duties or responsibilities, (vii) the relocating of Employee’s office location to a location more than 25 miles from Employee’s prior principal place of employment; (viii) a change in Employer’s annual bonus program which would adversely affect Employee or (ix) any other material breach of this Agreement by Employer. Except in the case of bad faith, Employer shall have an opportunity to cure the basis for Constructive Termination during the fourteen (14) day period after written notice by Employee to Employer of material breach. If Employer fails to cure such basis within such fourteen (14) day period, Employee shall be considered to have been Constructively Terminated as of the last day of such fourteen (14) day period.

8.    Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.    Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

10.    Termination of Agreement. This Agreement shall terminate upon the following events and conditions:

(a)    Upon expiration of the Term. In the event of termination due to such expiration, granting and vesting of all Annual Awards and options and shares, including without limitation the PVRS, will cease as of the date of such termination.

(b)    After written notice by Employer, for Cause, which means a reasonable determination by the Board of Directors (i) of Employee’s gross negligence, willful misconduct or willful nonfeasance in the performance of duties to Employer, (ii) of Employee’s material breach of this Agreement, (iii) of Employee’s conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony, or (iv) after an investigation in which Employee is accorded his right of due process that Employee has committed a material violation of Employer’s anti- harassment, ethics or discrimination policies. Employee shall be entitled to fourteen (14) days advance written notice of termination, except in the case of clause (iii) or if the basis for termination constitutes willful misconduct on the part of Employee involving dishonesty or bad faith, in which case the termination shall be effective upon receipt of notice. Such written notice shall specify in reasonable detail the grounds for Cause and Employee shall have an opportunity to contest or cure such basis for termination during the fourteen (14) day period after receipt of written notice. In the event of a termination for Cause, granting and vesting of all Annual Awards and options and shares, including without limitation the Initial PBRS and the PVRS, will cease as of date of such termination.

(c)    Upon written notice by Employer, subject to state and federal laws, if Employee is unable to perform the essential functions of the services described herein, after reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days. In the event of such termination, all non-vested stock option and other non-vested obligations granted after the Effective Date shall continue to vest in accordance with their terms, except for the Initial PBRS and the PVRS. With respect to the Initial PBRS, if the Initial PBRS would otherwise be deemed to have vested pursuant to the terms set forth in Section 3(c)(iii) above, Employee will be entitled to vesting of a fraction of the Initial PBRS, the numerator of which is the amount of time from the Effective Date until the date of such termination (rounded to the nearest whole number of years) pursuant to this Section 10(c) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following such termination, nor will they immediately become vested or exercisable immediately following such termination.

(d)    Upon Employee’s death during the Term. In the event of such termination, all non-vested stock option and other non-vested obligations granted after the Effective Date shall continue to vest in accordance with their terms, except for the Initial PBRS and the PVRS. With respect to the Initial PBRS, if the Initial PBRS would otherwise be deemed to have vested pursuant to the terms set forth in Section 3(c)(iii) above, Employee will be entitled to vesting of a fraction of the Initial PBRS, the numerator of which is the amount of time from the Effective Date until date of death (rounded to the nearest whole number of years) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following such termination, nor will they immediately become vested or exercisable immediately following such termination.

(e)    Upon termination of employment of Employee, after written notice by Employee to Employer of voluntary resignation of Employee, which resignation shall not be effective, if such resignation is not a Change of Control Termination or due to Constructive Termination, until the expiration of ninety (90) days after providing such written notice of resignation. In the event of such voluntary resignation, granting and vesting of all Annual Awards and options and shares, including without limitation the Initial PBRS and the PVRS, will cease as of the date of such termination.

11.    Change of Control Severance.

(a)    If, within twelve (12) months after a Change in Control, as defined in Section 11(c), there occurs a Change of Control Termination, as defined in Section 11(d), Employee shall receive as severance compensation a payment in an amount equal to (i) if such Change of Control Termination occurs within two (2) years of the Effective Date, all forms of compensation referred to in Sections 3(a) through 3(g) and Section 3(k) above for three (3) years after the date of such Change of Control Termination, payable in installments in accordance with Employer’s payroll cycle, including bonuses (calculated based only on the actual payout of the EPS portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options and restricted shares; or (ii) if such Change of Control Termination occurs more than two (2) years after the Effective Date, all forms of compensation referred to in Sections 3(a) through 3(g) and Section 3(k) above for the longer of the remainder of the Term or two and one-half (2  1/2) years, payable in installments in accordance with Employer’s payroll cycle, including bonuses (calculated based only on the actual payout of the EPS portion of the bonus as all Employer’s officers receive in a given year) but excluding ungranted stock options and restricted shares. The period of time that Employee receives compensation pursuant to clause (i) or (ii) above shall be referred to as the “Change of Control Severance Period”. Moreover, all unvested shares of restricted Common Stock and stock options then held by Employee (except the Initial PBRS) shall automatically become fully vested and any and all restrictions thereon shall lapse immediately prior to the date of such Change of Control Termination. With respect to the Initial PBRS, if the Initial PBRS would otherwise be deemed to have vested pursuant to the terms set forth in Section 3(c)(iii) above, Employee will be entitled to vesting of a fraction of the Initial PBRS, the numerator of which is the amount of time from the Effective Date until the date of Change of Control Termination (rounded to the nearest whole number of years) and the denominator of which is five (5) years. With respect to the PVRS, such shares will not continue to vest following any such Change of Control Termination, nor will they immediately become vested or exercisable immediately following any such Change of Control Termination. If required under section 409A of the Code, any payments which would otherwise be made to Employee during the first six (6) months following the date of the Change of Control Termination will be deferred and paid to Employee in a lump sum amount six (6) months following the date of the Change of Control Termination together with interest at the AFR on such date; provided, however, that any payments or benefits provided under this Section 11(a) that may be considered deferred compensation under section 409A of the Code but that do not exceed the Section 409A Limit (as defined in Section 7(b) above) and that qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Employee’s Change of Control Termination under this Agreement. Additionally, Employer will provide Employee and his family health insurance coverage, through COBRA reimbursement, until the earlier of eighteen (18) months following such Change of Control Termination and the date that Employee starts other full-time employment.

(b)    Employee’s right to receive the benefits described in Section 11(a) shall be conditioned upon Employee’s executing Employer’s standard release agreement in which Employee releases all claims against Employer.

(c)    A Change in Control of Employer shall occur upon the happening of the earliest to occur of the following:

(1)    Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) Employer, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Employer, (iii) any corporations owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of stock, or (iv) Stewart Bainum, his wife, their lineal descendants, and their spouses (so long as they remain spouses) and the estate of any of the foregoing persons, and any partnership, trust, corporation or other entity to the extent shares of common stock (or their equivalent) are considered to be beneficially owned by any of the persons or estates referred to in the foregoing provisions of this Section 11(c) or any transferee thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 33% or more of the combined voting power of Employer’s then outstanding voting securities.

(2)    Individuals constituting the Board of Directors on the Effective Date and the successors of such individuals (“Continuing Directors’) cease to constitute a majority of the Board of Directors. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board of Directors (or a Nominating Committee thereof) on which individuals constituting the Board of Directors on the Effective Date and their successors (determined by prior application of this sentence) constituted a majority.

(3)    The stockholders of Employer approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of Employer immediately prior to such Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(4)    The stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s stock and/or assets, or accept a tender offer for substantially all of Employer’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d)    “Change of Control Termination” shall mean and include the termination of Employee’s employment with Employer at any time during the twelve (l2) month period after a Change of Control if such termination is (i) by Employer without Cause or (ii) a Constructive Termination.

12.    Excise Taxes.

(a)    Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment that is paid or payable to or for the benefit of Employee during the Term (collectively, the “Payments”) would be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), Employee shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon such 280G Gross-Up Payment, Employee retains a portion of such 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payment.

(b)    Except as contemplated by Section 12(d), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by Accountants which determinations shall be provided to Employee and Employer with detailed supporting calculations with respect to such Gross-Up Payment at the time Employee is entitled to receive any Payment that is a parachute payment. For the purposes of this Section 12, the “Accountants” shall mean independent certified public accountants mutually agreed upon by Employer and Employee, which agreement shall not unreasonably be withheld. All fees and expenses of the Accountants shall be borne solely by Employer. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, all Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of Employee’s “base amount” (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, except to the extent in the opinion of the Accountants that, more likely than not, such Payments either do not constitute “parachute payments”, represent reasonable compensation for services actually rendered by Employee (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or are “parachute payments” not otherwise subject to such Excise Tax. For purposes of determining the amount of a Gross-Up Payment, Employee shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which such Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which such Gross-Up Payment is to be made. Any determination by the Accountants shall be binding upon Employer and Employee.

(c)    If any tax authority finally determines that a greater Excise Tax should be imposed upon the Payments or the Gross-Up Payment that is determined by the Accountants, Employee shall be entitled to receive an additional Gross-Up Payment calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Employer. Employee shall cooperate with Employer as it may reasonably request to permit Employer (at its sole expense) to contest the determination of such taxing authority to minimize the amount payable under this Section 12(c). If any tax authority finally determines the Excise Tax payable by Employee to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Employee shall repay Employer within 30 days after Employee’s receipt of a tax refund resulting from that determination, to the extent of such refund, the portion of the Gross-Up Payment attributable to such reduction (including the refunded portion of Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid, less any additional income tax resulting from receipt of such refund).

(d)    Any Gross-Up Payment determined by the Accountants to be due with respect to any Payment shall be paid by Employer at the time Employee is entitled to receive such Payment, and any Gross-up Payment determined to be due after the making of such Payment by reason of an increased assessment by a tax authority of Excise Tax, shall be paid at the time that such tax assessment is required to be paid by Employee. In no event shall any such

Gross-Up Payment be made in a manner inconsistent with Treasury Regulation section 1.409A-3(i)(1)(v).

13.    Legal Fees. Employer shall reimburse Employee for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000. Such reimbursement will occur by no later than March 15 of the calendar year following the year in which such expenses are incurred.

14.    Tax Indemnity. In the event Employee incurs any penalty, interest, or additional taxes imposed under section 409A of the Code and the corresponding regulations with respect to amounts payable by the Employer or its affiliates under this Agreement or otherwise, Employer shall indemnify and hold Employee harmless for any such taxes, penalty, or interest and any additional federal, state, or local income or employment taxes imposed on Employee due to satisfaction of the foregoing indemnification, by payment of an additional amount that causes Employee’s After-Tax Proceeds from such payment to equal the After-Tax Proceeds that Employee would have had if section 409A of the Code had not applied. Employee shall give Employer timely notice of any IRS notices and proceedings to which this indemnity obligation applies. Any and all amounts incurred by Employee in a year which are subject to Employer’s indemnification obligations shall be paid by Employer in that year (or pursuant to such other schedule or at such other times as may be required to comply with section 409A of the Code).

15.    D&O Insurance; Indemnification. Employer shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative that Employee is made a party to by reason of the fact that he is or was performing services as an officer or director of Employer or any of its subsidiaries to the same extent and on the same terms that such indemnification is provided to the other directors and most senior executives of Employer. If applicable, such indemnification shall continue as to Employee even if he has ceased to be an employee, officer or director of Employer and shall inure to the benefit of his heirs and estate. During Employee’s employment with Employer and from and after the date that Employee’s employment is terminated for whatever reason, Employee shall receive the same benefits provided to any of Employer’s officers and directors under any D&O insurance or similar policy, indemnification agreement or Employer policy or under the certificate of incorporation or by-laws of Employer.

16.    Survival. The rights and obligations of Employee and Employer set forth in this Agreement shall survive any termination or expiration of this Agreement to the extent that such rights and obligations are intended by their terms to so survive.

17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.    Entire Agreement. This instrument contains the entire agreement of the parties concerning the subject matter. It may be changed only by an agreement in writing signed by both parties. This Agreement supersedes all previous agreements, discussions or understandings between the parties with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland.

19.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Stewart Bainum, Jr.

Title:	Chairman of the Board of Directors

Employee:

/s/ Stephen P. Joyce

14